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                                                                      EXHIBIT 12

                                    KEYCORP
                COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                 YEAR ENDED DECEMBER 31,
                                                        ------------------------------------------
                                                         1996     1995     1994     1993     1992
                                                        ------   ------   ------   ------   ------
COMPUTATION OF EARNINGS
Net income............................................  $  783   $  825   $  853   $  710   $  592
Add: Provision for income taxes.......................     360      368      430      374      280
Less: Cumulative effect of accounting change..........      --       --       --       --        7
     Extraordinary net gain...........................      --       36       --       --       --
                                                        ------   ------   ------   ------   ------
       Income before income taxes and extraordinary
          net gain....................................   1,143    1,157    1,283    1,084      865
Fixed charges, excluding interest on deposits.........     810      819      513      345      324
                                                        ------   ------   ------   ------   ------
       Total earnings for computation, excluding
          interest on deposits........................   1,953    1,976    1,796    1,429    1,189
Interest on deposits..................................   1,469    1,705    1,325    1,233    1,469
                                                        ------   ------   ------   ------   ------
       Total earnings for computation, including
          interest on deposits........................  $3,422   $3,681   $3,121   $2,662   $2,658
                                                        ======   ======   ======   ======   ======
COMPUTATION OF FIXED CHARGES
Net rental expense....................................  $  126   $  117   $  124   $  130   $  131
                                                        ======   ======   ======   ======   ======
Portion of net rental expense deemed representative of
  interest............................................  $   42   $   39   $   41   $   43   $   43
Distributions on capital securities...................       3       --       --       --       --
Interest on short-term borrowed funds.................     492      519      334      175      174
Interest on long-term debt............................     273      261      138      127      107
                                                        ------   ------   ------   ------   ------
       Total fixed charges, excluding interest on
          deposits....................................     810      819      513      345      324
Interest on deposits..................................   1,469    1,705    1,325    1,233    1,469
                                                        ------   ------   ------   ------   ------
       Total fixed charges, including interest on
          deposits....................................  $2,279   $2,524   $1,838   $1,578   $1,793
                                                        ======   ======   ======   ======   ======
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
Preferred stock dividend requirement on a pre-tax
  basis...............................................  $   12   $   23   $   24   $   28   $   36
Total fixed charges, excluding interest on deposits...     810      819      513      345      324
                                                        ------   ------   ------   ------   ------
       Combined fixed charges and preferred stock
          dividends, excluding interest on deposits...     822      842      537      373      360
Interest on deposits..................................   1,469    1,705    1,325    1,233    1,469
                                                        ------   ------   ------   ------   ------
       Combined fixed charges and preferred stock
          dividends, including interest on deposits...  $2,291   $2,547   $1,862   $1,606   $1,829
                                                        ======   ======   ======   ======   ======
RATIO OF EARNINGS TO FIXED CHARGES
Excluding deposit interest............................   2.41X    2.42x    3.50x    4.15x    3.67x
Including deposit interest............................   1.50X    1.46x    1.70x    1.69x    1.48x
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS
Excluding deposit interest............................   2.38X    2.35x    3.34x    3.84x    3.31x
Including deposit interest............................   1.49X    1.45x    1.68x    1.66x    1.45x
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